Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 15, 2010

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Q3 Earnings Increase 17%

PHILADELPHIA, November 15, 2010 (GLOBENEWSWIRE) — Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands today announced earnings of $73 million and $198 million for the three and nine months ended October 31, 2010, respectively. Earnings per diluted share were $0.43 for the quarter and $1.16 for the nine months ended October 31, 2010.

Total Company net sales rose by 13% over the same quarter last year to $574 million. Comparable retail segment net sales, which include our direct-to-consumer channels, improved 6% for the quarter while comparable store net sales grew 1% for the quarter. Comparable retail segment net sales at Anthropologie, Free People and Urban Outfitters increased 5%, 29%, and 5%, respectively for the quarter. Direct-to-consumer comparable net sales soared 31% and wholesale segment net sales rose 13% for the quarter.

“We are proud to deliver record third quarter sales and earnings results,” said Glen T. Senk, Chief Executive Officer. “In a dynamic environment, the consistency of our performance is a reflection of our team’s discipline, creativity, and skill,” finished Mr. Senk.

Net sales by brand and channel for the three and nine months were as follows:

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2010	2009	2010	2009
Net sales by brand
Urban Outfitters	$265,993	$240,473	$719,730	$633,155
Anthropologie	247,549	216,270	728,581	584,615
Free People	56,108	45,084	143,552	120,045
Other	3,942	4,073	13,849	11,507

Total Company	$573,592	$505,900	$1,605,712	$1,349,322

Net sales by channel
Retail Stores	$433,425	$395,635	$1,227,621	$1,057,220
Direct-to-consumer	105,670	79,772	288,508	211,508

Retail Segment	539,095	475,407	1,516,129	1,268,728

Wholesale Segment	34,497	30,493	89,583	80,594

Total Company	$573,592	$505,900	$1,605,712	$1,349,322

For the three months ended October 31, 2010, gross profit margin declined by 39 basis points versus the prior year’s comparable period. This decrease was primarily due to higher shipping costs associated with an increased penetration of international direct-to-consumer business as well as the impact of pre-opening occupancy expense due to the timing of store openings. During the quarter merchandise margins were flat to the prior year comparable period. For the nine months ended October 31, 2010, gross profit margin improved by 176 basis points versus the prior year’s comparable period. The increase for the nine month period was primarily due to improved merchandise margins and leveraging of store occupancy expense driven by positive comparable store sales.

As of October 31, 2010, total comparable retail segment inventories (which includes our direct-to-consumer channel) increased by 8% at cost while total comparable store inventory increased by 1% at cost. Total inventories grew by $55 million or 23%, on a year-over-year basis, driven primarily by the acquisition of inventory to stock new retail stores.

For the three months ended October 31, 2010, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 27 basis points. This increase was primarily due to higher fulfillment costs related to the increased penetration of international direct-to-consumer sales, investments in systems and international infrastructure. For the nine months ended October 31, 2010, selling, general and administration expenses, expressed as a percentage of net sales, decreased by 21 basis points versus the prior comparable period. This decrease was primarily due to leveraging of direct store fixed and controllable costs helped by the positive comparable retail segment sales during the nine months ended October 31, 2010.

During the three months ended October 31, 2010, the Company’s quarterly tax rate decreased to 30.8% from 36.1% in the prior year’s comparable quarter. This decrease was due to the favorable mix of earnings in certain foreign jurisdictions, the current year federal rehabilitation credit and favorable revisions to state tax estimates resulting from tax return filings. The Company expects the annual effective tax rate to be approximately 34% for the full year.

On February 28, 2006, our Board of Directors approved a stock repurchase program. The program authorizes the Company to purchase up to 8,000,000 shares of our common shares from time-to-time, based upon prevailing market conditions. We repurchased 1,220,000 common shares during the fiscal year ended January 31, 2007. During the three months ended October 31, 2010, the Company repurchased 4,273,267 common shares for $133 million at an average price of $31.06 per share. During the nine months ended October 31, 2010 the Company repurchased and subsequently retired 6,288,447 common shares. As of October 31, 2010, 491,553 shares were available under the stock repurchase program.

During the nine months ended October 31, 2010, the Company has opened a total of 29 new stores including: 11 Urban Outfitters stores, 13 Anthropologie stores and 5 Free People stores. As of February 1, 2010, the Company converted one Free People store to a new Free People wholesale showroom. The Company expects to open approximately 45 new stores during the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 166 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and two web sites; 150 Anthropologie stores in the United States, Canada and Europe, catalogs and two websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 38 Free People stores, catalogs and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty stores and select department stores, and a Leifsdottir web site and 1 Terrain garden center and web site as of October 31, 2010.

Management third quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss third quarter results and will be web cast at 5:00 pm. EST at:

http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-EventDetails&EventId=3273164

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2009	2010	2009

Net sales	$573,592	$505,900	$1,605,712	$1,349,322
Cost of sales, including certain buying, distribution and occupancy costs	337,599	295,812	934,152	808,838

Gross profit	235,993	210,088	671,560	540,484
Selling, general and administrative expenses	131,193	114,327	377,680	320,162

Income from operations	104,800	95,761	293,880	220,322
Other income, net	876	1,817	1,915	4,847

Income before income taxes	105,676	97,578	295,795	225,169
Income tax expense	32,570	35,186	98,075	82,951

Net income	$73,106	$62,392	$197,720	$142,218

Net income per common share:
Basic	$0.44	$0.37	$1.18	$0.85

Diluted	$0.43	$0.36	$1.16	$0.83

Weighted average common shares and common share equivalents outstanding:
Basic	165,699,540	168,319,514	167,808,729	167,903,283

Diluted	168,575,637	171,443,902	171,228,883	170,831,491

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	58.9%	58.5%	58.2%	59.9%

Gross profit	41.1%	41.5%	41.8%	40.1%
Selling, general and administrative expenses	22.8%	22.6%	23.5%	23.8%

Income from operations	18.3%	18.9%	18.3%	16.3%
Other income, net	0.1%	0.4%	0.1%	0.4%

Income before income taxes	18.4%	19.3%	18.4%	16.7%
Income tax expense	5.7%	7.0%	6.1%	6.2%

Net income	12.7%	12.3%	12.3%	10.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2010	January 31, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$253,546	$159,024	$202,316
Marketable securities	250,078	342,512	216,079
Accounts receivable, net of allowance for doubtful accounts of $1,538, $1,284 and $1,276, respectively	47,653	38,405	37,592
Inventories	289,256	186,130	234,521
Prepaid expenses, deferred taxes and other current assets	59,073	80,142	46,987

Total current assets	899,606	806,213	737,495

Property and equipment, net	582,786	539,961	534,260
Marketable securities	186,202	243,445	233,525
Deferred income taxes and other assets	53,377	46,474	35,867

Total Assets	$1,721,971	$1,636,093	$1,541,147

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$114,967	$78,041	$93,264
Accrued expenses, accrued compensation and other current liabilities	123,061	110,508	88,950

Total current liabilities	238,028	188,549	182,214

Deferred rent and other liabilities	164,044	150,769	143,673

Total Liabilities	402,072	339,318	325,887

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 163,914,628, 168,558,371 and 168,397,488 issued and outstanding, respectively	17	17	17
Additional paid-in capital	10,165	184,620	179,642
Retained earnings	1,318,952	1,121,232	1,043,557
Accumulated other comprehensive loss	(9,235)	(9,094)	(7,956)

Total Shareholders’ Equity	1,319,899	1,296,775	1,215,260

Total Liabilities and Shareholders’ Equity	$1,721,971	$1,636,093	$1,541,147